Offer by
            First Trust/Four Corners Senior Floating Rate Income Fund
                                  (the "Fund")

                              to Purchase for Cash
                                Up to 100% of Its
                    Outstanding MMP Shares (as defined below)

                                                                  June 16, 2009

To Our Clients:

         Enclosed for your consideration are the Offer to Purchase dated June 16, 2009 and a related Letter of Transmittal (which together constitute the "Offer") in connection with an offer by First Trust/Four Corners Senior Floating Rate Income Fund, a Massachusetts business trust, to purchase for cash up to 100% of its outstanding Money Market Cumulative Preferred Shares, par value $0.01 per share ("MMP Shares"), with a liquidation preference of $25,000 per share, upon the terms and subject to the conditions set forth in the Offer. The price to be paid for the Fund's MMP Shares is an amount per share, net to the seller in cash, equal to 95% of the liquidation preference of $25,000 per share (or $23,750 per share) plus all unpaid dividends accrued to July 14, 2009 (the "Expiration Date").

         We are the registered holder of record of MMP Shares held for your account. A tender of such MMP Shares can be made only by us as the registered holder of record and only pursuant to your instructions. The Offer to Purchase is being furnished to you for your information only and cannot be used by you to tender MMP Shares held by us for your account.

         We request instructions as to whether you wish us to tender any or all of the MMP Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

         Your attention is invited to the following:

                    1. The purchase price to be paid for the Fund's MMP Shares is an amount per share net to the seller in cash, equal to 95% of the liquidation preference of $25,000 per share (or $23,750 per share), plus any unpaid dividends accrued through the Expiration Date.

                    2. The Fund's Offer and withdrawal rights expire at 5:00 P.M., Eastern time, on Tuesday, July 14, 2009, unless the Offer is extended.

                    3. The Fund intends to borrow funds under an existing credit facility to pay the purchase price for MMP Shares tendered.

                    4. Upon the terms and subject to the conditions of the Fund's Offer, the Fund will purchase all MMP Shares validly tendered (and not withdrawn) on or prior to the Expiration Date.


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                    5. Any stock or share transfer taxes applicable to the sale of MMP Shares to the Fund pursuant to the Offer will be paid by the Fund, except as otherwise provided in the Offer to Purchase.

                    6. No fees or commissions will be payable to the Fund in connection with the Offer. However, brokers and other nominees who tender MMP Shares pursuant to your instructions may charge you a fee for doing so.

                    7. Your instructions to us should be forwarded in ample time before the Expiration Date to permit us to submit a tender on your behalf.

         If you wish to have us tender any or all of your MMP Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your MMP Shares of the Fund, all such MMP Shares will be tendered unless otherwise specified on the detachable part hereof. Your instructions to us should be forwarded as promptly as possible in order to permit us to submit a tender on your behalf in accordance with the terms and conditions of the Offer.

         The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of MMP Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

         Neither the Fund nor the Board of Trustees ("Board") is making any recommendation to any holder of MMP Shares whether to tender or refrain from tendering MMP Shares in the Offer. Each holder of MMP Shares is urged to read and evaluate the Offer and accompanying materials carefully. No person has been authorized to give any information or to make any representations in connection with the Offer other than the materials enclosed herewith and the statements specifically set forth in such materials, and, if given or made, such information or representations may not be relied upon as having been authorized by the Fund or the Board.

         Payment for MMP Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by Deutsche Bank Trust Company Americas (the "Depositary") of (a) timely confirmation of the book-entry transfer of such MMP Shares into the account maintained by the Depositary at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 4 of the Offer to Purchase, (b) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering holders of MMP Shares at the same time depending upon when confirmations of book-entry transfer of such MMP Shares into the Depositary's account at the Book-Entry Transfer Facility are actually received by the Depositary.


                                      -2-


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                      Instructions with Respect to Offer by
            First Trust/Four Corners Senior Floating Rate Income Fund
                                  (the "Fund")
                              to Purchase for Cash
                                Up to 100% of Its
                    Outstanding MMP Shares (as defined below)

         The undersigned acknowledge(s) receipt of the enclosed letter and the Offer to Purchase dated June 16, 2009, and a related Letter of Transmittal, in connection with the offer by First Trust/Four Corners Senior Floating Rate Income Fund, a Massachusetts business trust, to purchase for cash up to 100% of its outstanding Money Market Cumulative Preferred Shares, par value $0.01 per share ("MMP Shares"), with a liquidation preference of $25,000 per share.

         This will instruct you to tender the number of the MMP Shares as indicated below (or if no number is indicated below, all the MMP Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of MMP Shares to be Tendered:                    SIGN HERE

_________ MMP Shares*                     ____________________________________

Dated ________________, 2009              ____________________________________
                                                      Signature(s)

                                          ____________________________________
                                              Please type or print name(s)

                                          ____________________________________
                                              Please type or print address

                                          ____________________________________
                                             Area Code and Telephone Number

                                          ____________________________________
                                              Taxpayer Identification or
                                                Social Security Number


                    Please Return this Form to the Brokerage
                          Firm Maintaining Your Account

         The method of delivery of this form is at the option and risk of the tendering holder of MMP Shares. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.




______________________

* Unless otherwise indicated, it will be assumed that all MMP Shares held by us for your account are to be tendered.



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